Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2013 FOURTH QUARTER AND YEAR RESULTS

SAINT LOUIS, MO — June 6, 2013 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (“Isle”) today reported financial results for the fourth fiscal quarter and fiscal year ended April 28, 2013.

2013 Fourth Quarter Financial Highlights

•                  Net revenues, excluding insurance recoveries in the fourth quarter of fiscal 2012, declined from $282.4 million to $268.1 million, and Consolidated Adjusted EBITDA decreased from $69.8 million to $59.1 million.

•                  Adjusted income per share, which normalizes for the effect of non-recurring and unusual items, was $0.24 compared to $0.39 in the prior year period.

•                  The extra week in fiscal 2012 is estimated to have an approximately $18 million impact on net revenues and an approximately $5 million impact on Consolidated Adjusted EBITDA, or approximately $0.13 in adjusted income per share.

Discussing the results, president and chief executive officer Virginia McDowell said, “Consistent with other regional gaming companies, the quarter presented a difficult operating environment in our markets, as the combination of continuing economic challenges, changes in payroll tax rates and the delay in income tax refunds led to softer business levels at our casinos.  In addition, when compared to the extremely mild winter in fiscal 2012, there was significant impact from weather-related disruptions in the fiscal 2013 quarter.  Finally, the fourth quarter of fiscal 2012 contained an extra 14th week compared to 13 weeks in this year’s quarter.  Adjusting for the extra week in fiscal 2012 and last year’s insurance recoveries, we believe our results were in-line with other regional casino operators.”

Summary of Consolidated Operating Results

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended		Twelve Months Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012
Net revenues	$268.1	$291.0	$965.2	$977.4
Net revenues, excluding insurance recoveries	268.1	282.4	965.2	967.7
Consolidated Adjusted EBITDA (1)	59.1	69.8	184.8	201.2

Income (loss) from continuing operations	(45.4)	(13.5)	(46.0)	(17.4)
Income (loss) from discontinued operations	—	(111.3)	(1.6)	(112.4)
Net income (loss)	(45.4)	(124.8)	(47.6)	(129.8)
Diluted income (loss) per share from continuing operations	(1.15)	(0.35)	(1.17)	(0.45)
Diluted income (loss) per share from discontinued operations	—	(2.85)	(0.04)	(2.90)
Diluted income (loss) per share	(1.15)	(3.20)	(1.21)	(3.35)
Adjusted income (loss) per share (2)	0.24	0.39	0.39	0.45

(1) For a further description of Consolidated Adjusted EBITDA, refer to the reconciliation tables following the narrative and the definition of Adjusted EBITDA in footnote (1) of this release.

(2) For a reconciliation of the GAAP basis per share amounts to adjusted income (loss) per share, refer to the reconciliation table labeled “Reconciliation of GAAP Net Income (Loss) to Adjusted Income (Loss) and GAAP Net Income (Loss) Per Share to Adjusted Income (Loss) Per Share.”

In addition to the extra week in fiscal 2012, the following items impacted income from continuing operations during the quarters and years ended April 28, 2013 and April 29, 2012:

•                  Net revenues and operating income for the fourth quarter of fiscal year 2012 included $8.6 million of insurance recoveries received as a result of business interruption claims related to flooding along the Mississippi River.

•                  The Company recorded $50.1 million in impairment charges in fiscal 2013 and $30.5 in fiscal 2012.

•                  Pre-opening expenses were $1.0 million higher than in the fiscal 2012 quarter due to the impending opening of the new Lady Luck Nemacolin Casino.

•                  Depreciation and amortization increased from $17.9 million to $20.4 million primarily as a result of the opening our Cape Girardeau, Missouri casino.

•                  Interest expense in the fourth quarter of fiscal 2013 includes approximately $2.2 million in charges related to the Company’s recently completed financing transactions.

McDowell continued, “Fiscal 2013 was marked by tremendous progress in our efforts to renew our asset base, even in a challenging operating environment.  We opened Cape Girardeau, rebranded Vicksburg as a new Lady Luck, completed the sale of Biloxi, renovated our hotels in Lake Charles and Black Hawk and introduced many new outlets of our popular food and beverage concepts, including the Farmer’s Pick Buffet and Otis & Henry’s Bar & Grill.

“We are aggressively implementing cost efficiencies at our properties and corporate office that we expect to save us approximately $2 million per year, including the consolidation of our two Black Hawk properties under a single management team, and efficiencies at our corporate office through cost-reductions and attrition. In connection with these moves we incurred approximately $0.9 million in severance expenses in the fourth quarter.

“The ramp of our Cape Girardeau property has been slower than expected. While we were successful in building our database during the fourth quarter, our promotional spending did not generate the desired results. Recently introduced measures aimed at rationalizing our marketing programs and reducing operating costs should have a positive impact on EBITDA moving forward.

“In addition, we are looking forward to the debut of our new, flagship Lady Luck property at Nemacolin Woodlands Resort in western Pennsylvania.  Lady Luck Nemacolin is scheduled to open to the public on July 1st, pending final regulatory approvals.  And we are looking forward to continuing to work closely with our partner in Philadelphia as the Gaming Control Board outlines next steps in the competitive licensing process for the remaining Category 2 gaming license in Pennsylvania.”

Fourth Quarter Property Operating Results

As previously stated the fourth quarter of fiscal 2012 contained 14 weeks compared to 13 weeks in the fiscal 2013 quarter.  This fact would lead to an approximately 7% reduction in net revenue and Adjusted EBITDA on a comparable basis before any other factors are considered.

Black Hawk — Net revenues decreased $2.8 million to $31.2 million and Adjusted EBITDA decreased $1.7 million to $7.8 million.  Results were negatively impacted by weather, as the market experienced 17 days of snow compared to only 6 days in the prior year and a year-over-year increase in the gaming tax rate, which resulted in $0.3 million in additional gaming taxes.

Pompano — Net revenues decreased from $48.5 million to $46.4 million and Adjusted EBITDA decreased $1.0 million to $9.8 million, attributable to increased marketing and a heightened promotional environment during the quarter.

Iowa — Net revenues decreased $4.8 million (7.2%) to $61.8 million and Adjusted EBITDA decreased $2.5 million to $17.8 million.  In Davenport, we were closed for eight days in April due to flooding.  We estimate that this had approximately $0.5 million impact on Adjusted EBITDA.  In Waterloo, we are currently renovating the casino bar and building a Farmers Pick Buffet.  Severe winter weather impacted results during 5 of the 13 weeks of the quarter.

Lake Charles — Net revenues decreased from $38.7 million to $32.9 million and Adjusted EBITDA decreased $1.2 million to $6.0 million primarily as a result of increased competitive pressures.

Missouri — Combined net revenues in Boonville, Caruthersville and Kansas City decreased $8.5 million to $47.9 million and Adjusted EBITDA decreased $2.6 million to $14.5 million. In Boonville results were hampered by significantly worse weather year over year and construction late in the quarter when we began renovations to our casino floor and Lone Wolf bar. In Caruthersville, we have shifted our marketing dollars to new territories, leading to improved revenue from west Tennessee; however the property was still impacted by the opening of Cape Girardeau.  In Kansas City, we continue to face the ramp-up of new competition which opened in the prior year quarter, and severe weather impacted results.

Cape Girardeau generated net revenues of $16.7 million and Adjusted EBITDA $1.6 million. We recently made significant changes to our management and marketing strategy that, we believe, will benefit EBITDA moving forward as we refine our operations in the developing market.

Mississippi — Net revenues decreased $6.7 million to $31.0 million and Adjusted EBITDA decreased $4.4 million to $7.8 million.  The Mississippi market continues to feel the impact of a sluggish economy.  All of our casinos in Mississippi felt the impact of the delayed IRS refunds as the amount of refund checks cashed fell by 22%.  In Vicksburg, increased market share at our newly rebranded Lady Luck were not enough to offset an overall 7% decline in market revenue. Vicksburg revenues decreased $1.1 million to $9.3 million and Adjusted EBITDA decreased $1.3 million to $2.8 million. New competition in Natchez led to a $2.7 million decrease in net revenue and a $2.3 million decrease in Adjusted EBITDA, as we are aggressively positioning to maintain market share.

Corporate Expenses

Corporate and development expenses were $7.2 million for the quarter, a decrease of $3.6 million compared to prior year, primarily due to reduced incentive compensation of $3.5 million, as we did not meet the threshold annual performance level under our management incentive program, and reduced insurance costs of approximately $0.7 million, offset by $0.9 million in severance expenses. In addition, non-cash stock compensation expense was $0.9 million for the quarter compared to $1.3 million in the fourth quarter of fiscal 2012.

For the fiscal year, non-cash stock compensation expense was $4.8 million, compared to $7.3 million in fiscal 2012.

Development

Nemacolin Woodlands Resort, Pennsylvania —  Lady Luck Nemacolin is scheduled to open to the public July 1, 2013, subject to final regulatory approval.  Lady Luck Nemacolin is planned to include 600 slot machines, 28 table games and two food and beverage outlets.  The Company expects the total project to cost approximately $60 million, including $12.5 million in licensing fees.

Philadelphia, Pennsylvania — On February 1, 2013, we entered into an agreement with Tower Entertainment, LLC, to operate the proposed $700 million casino entertainment complex, dubbed The Provence, in Philadelphia, if selected for licensure by the Pennsylvania Gaming Control Board.  As proposed the 1.25 million square foot project is expected to include a 125-room hotel, a casino featuring approximately 3,000 electronic gaming machines and 150 table games, as well as a rooftop village, concert hall, 8 restaurants, private swim club, night club, retail shopping and meeting and event space.  The Pennsylvania Gaming Control Board has held public input hearings for the competitors for Pennsylvania’s final remaining slot machine and table games licenses.  The Pennsylvania Gaming Control Board has not announced a timeline for suitability hearings or eventual licensure.

Capital Structure and FY 2014 Guidance

As of April 28, 2013, the Company had:

•                  $68.5 million in cash and cash equivalents, excluding $11.4 million in restricted cash and investments;

•                  $1.2 billion in total debt; and

•                  $90 million in net line of credit availability.

Fiscal year 2013 capital expenditures were $153.2 million, of which $79.0 million related to our new casino in Cape Girardeau, $23.7 million related to the development of Lady Luck Nemacolin, and $50.5 million related to maintenance capital and projects at our existing properties.

The Company provided guidance for the following specific non-operating items for fiscal year 2014:

•                  Depreciation and amortization expense is expected to be approximately $91 million to $93 million.

•                  The Company expects cash income taxes pertaining to FY 2014 operations to be less than $2 million, primarily representing state income taxes.

•                  Interest expense is expected to be approximately $88 million to $90 million, net of capitalized interest.

•                  Corporate and development expenses for FY 2014 are expected to be approximately $34 million, including approximately $5 million in non-cash stock compensation expense.

•                  Capital expenditures for FY 2014 are expected to be approximately $80 million to $83 million, including approximately $30 million for the completion of Lady Luck Nemacolin.

•                  We expect to incur approximately $2.5 million of incremental pre-opening expenses related to Lady Luck Nemacolin.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on June 6, 2013 at 9:00 am Central Time, during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing 877-917-8929.  International callers can access the conference call by dialing 517-308-9020.  The conference call reference number is 1955456. The conference call will be recorded and available for review starting at midnight central on June 6, 2013, until midnight central on June 13, 2013, by dialing 866-422-8156; International: 203-369-0832 and access number 4589.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado and Florida. The Company is also currently developing a new facility at Nemacolin Woodlands Resort in western Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

###

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012
Revenues:
Casino	$282,684	$294,940	$1,016,005	$1,006,523
Rooms	8,063	8,631	31,851	32,438
Food, beverage, pari-mutuel and other	37,385	37,275	133,377	128,560
Insurance recoveries	—	8,654	—	9,637
Gross revenues	328,132	349,500	1,181,233	1,177,158
Less promotional allowances	(60,058)	(58,480)	(216,034)	(199,787)
Net revenues	268,074	291,020	965,199	977,371
Operating expenses:
Casino	41,715	41,900	156,179	153,743
Gaming taxes	71,569	73,225	255,105	251,780
Rooms	1,727	1,762	6,686	7,027
Food, beverage, pari-mutuel and other	12,164	12,185	42,472	41,281
Marine and facilities	14,854	14,421	56,421	57,225
Marketing and administrative	60,714	61,635	236,146	234,470
Corporate and development	7,197	10,831	33,953	40,248
Valuation charges	50,100	30,549	50,100	30,549
Preopening	1,446	484	5,765	615
Depreciation and amortization	20,357	17,924	73,419	76,050
Total operating expenses	281,843	264,916	916,246	892,988
Operating income	(13,769)	26,104	48,953	84,383
Interest expense	(25,036)	(22,466)	(89,461)	(87,905)
Interest income	96	199	502	819
Derivative income (expense)	216	187	748	439

Income (loss) from continuing operations before income taxes	(38,493)	4,024	(39,258)	(2,264)
Income tax provision	(6,898)	(17,502)	(6,732)	(15,119)
Income (loss) from continuing operations	(45,391)	(13,478)	(45,990)	(17,383)
Income (loss) from discontinued operations, net of income taxes	—	(111,313)	(1,579)	(112,370)
Net income (loss)	$(45,391)	$(124,791)	$(47,569)	$(129,753)

Income (loss) per common share-basic:
Income (loss) from continuing operations	$(1.15)	$(0.35)	$(1.17)	$(0.45)
Income (loss) from discontinued operations, net of income taxes	—	(2.85)	(0.04)	(2.90)
Net income (loss)	$(1.15)	$(3.20)	$(1.21)	$(3.35)

Income (loss) per common share-dilutive:
Income (loss) from continuing operations	$(1.15)	$(0.35)	$(1.17)	$(0.45)
Income (loss) from discontinued operations, net of income taxes	—	(2.85)	(0.04)	(2.90)
Net income (loss)	$(1.15)	$(3.20)	$(1.21)	$(3.35)

Weighted average basic shares	39,518,406	38,982,281	39,340,325	38,753,098
Weighted average diluted shares	39,518,406	38,982,281	39,340,325	38,753,098

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	April 28,	April 29,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$68,469	$94,461
Marketable securities	25,520	24,943
Accounts receivable, net	11,077	6,941
Insurance receivable	—	7,497
Income taxes receivable	4,789	2,161
Deferred income taxes	1,573	627
Prepaid expenses and other assets	20,872	18,950
Assets held for sale	—	46,703
Total current assets	132,300	202,283
Property and equipment, net	1,034,026	950,014
Other assets:
Goodwill	280,803	330,903
Other intangible assets, net	60,748	56,586
Deferred financing costs, net	27,230	13,205
Restricted cash and investments	11,417	12,551
Prepaid deposits and other	7,075	9,428
Total assets	$1,553,599	$1,574,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$415	$5,393
Accounts payable	34,533	23,536
Accrued liabilities:
Payroll and related	35,093	38,566
Property and other taxes	21,340	19,522
Interest	18,502	9,296
Progressive jackpots and slot club awards	16,579	14,892
Liabilities related to assets held for sale	—	4,362
Other	29,337	40,549
Total current liabilities	155,799	156,116
Long-term debt, less current maturities	1,156,469	1,149,038
Deferred income taxes	43,104	36,057
Other accrued liabilities	33,303	33,583
Other long-term liabilities	22,514	16,556
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at April 28, 2013 and 42,066,148 at April 29, 2012	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	246,214	247,855
Retained earnings (deficit)	(74,227)	(26,658)
Accumulated other comprehensive (loss) income	(247)	(855)
	172,161	220,763
Treasury stock, 2,470,128 shares at April 28, 2013 and 3,083,867 April 29, 2012	(29,751)	(37,143)
Total stockholders’ equity	142,410	183,620
Total liabilities and stockholders’ equity	$1,553,599	$1,574,970

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$32,884	$38,714	$125,575	$138,634
Kansas City, Missouri	19,493	22,554	73,538	80,703
Boonville, Missouri	20,055	23,315	78,624	81,796
Cape Girardeau, Missouri	16,671		32,782
Bettendorf, Iowa	20,642	21,715	78,083	79,156
Marquette, Iowa	6,889	7,357	27,605	28,036
Waterloo, Iowa	23,547	24,721	86,654	86,484
Black Hawk, Colorado	31,233	34,073	122,135	124,051
Pompano, Florida	46,393	48,538	154,629	154,740
	217,807	220,987	779,625	773,600
Properties Impacted by Flooding
Natchez, Mississippi	6,286	9,009	25,378	26,739
Lula, Mississippi	15,454	18,300	55,444	56,070
Vicksburg, Mississippi	9,296	10,437	29,918	31,937
Caruthersville, Missouri	8,356	10,539	32,282	33,890
Davenport, Iowa	10,680	12,769	41,794	44,055
	50,072	61,054	184,816	192,691

Property Net Revenues before Other	267,879	282,041	964,441	966,291

Insurance Recoveries(2)
Natchez	—	1,485	—	1,904
Lula	—	5,455	—	5,455
Vicksburg	—	703	—	758
Caruthersville	—	751	—	1,149
Davenport	—	260	—	371

Other	195	325	758	1,443

Net Revenues from Continuing Operations	$268,074	$291,020	$965,199	$977,371

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended April 28, 2013
	Operating Income (Loss)	Depreciation and Amortization	Valuation Charges (3)	Stock-Based Compensation	Preopening	Adjusted EBITDA (1)
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$2,893	$3,057	$—	$6	$—	$5,956
Kansas City, Missouri	4,208	992	—	4	—	5,204
Boonville, Missouri	6,251	896	—	5	—	7,152
Cape Girardeau, Missouri	(1,177)	2,810	—	4	—	1,637
Bettendorf, Iowa	4,211	1,737	—	3	—	5,951
Marquette, Iowa	978	556	—	3	—	1,537
Waterloo, Iowa	6,627	1,194	—	6	—	7,827
Black Hawk, Colorado	5,443	2,303	—	11	—	7,757
Pompano, Florida	7,981	1,846	—	7	—	9,834
Nemacolin, Pennsylvania	(1,446)	—	—	—	1,446	—
	35,969	15,391	—	49	1,446	52,855
Properties Impacted by Flooding
Natchez, Mississippi	(15,836)	353	16,000	5	—	522
Lula, Mississippi	(31,001)	1,318	34,100	6	—	4,423
Vicksburg, Mississippi	1,490	1,324	—	5	—	2,819
Caruthersville, Missouri	1,276	840	—	5	—	2,121
Davenport, Iowa	1,873	596	—	5	—	2,474
	(42,198)	4,431	50,100	26	—	12,359

Total Operating Properties	(6,229)	19,822	50,100	75	1,446	65,214
Corporate and Other	(7,540)	535	—	938	—	(6,067)
Total	$(13,769)	$20,357	$50,100	$1,013	$1,446	$59,147

	Three Months Ended April 29, 2012
	Operating Income (Loss)	Depreciation and Amortization	Valuation and Other Charges (3)	Stock-Based Compensation	Insurance Recoveries (2) and Preopening	Adjusted EBITDA (1)
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$(11,193)	$2,236	$16,149	$3	$—	$7,195
Kansas City, Missouri	4,741	980	—	1	—	5,722
Boonville, Missouri	7,867	849	—	5	—	8,721
Cape Girardeau, Missouri	(484)	—	—	—	484	—
Bettendorf, Iowa	4,423	1,994	—	5	—	6,422
Marquette, Iowa	1,214	469	—	5	—	1,688
Waterloo, Iowa	7,133	1,651	—	5	—	8,789
Black Hawk, Colorado	7,457	1,992	—	10	—	9,459
Pompano, Florida	8,338	2,457	—	6	—	10,801
	29,496	12,628	16,149	40	484	58,797
Properties Impacted by Flooding
Natchez, Mississippi	3,858	418	—	5	(1,485)	2,796
Lula, Mississippi	(5,303)	1,585	14,400	5	(5,455)	5,232
Vicksburg, Mississippi	3,528	1,259	—	3	(703)	4,087
Caruthersville, Missouri	2,528	893	—	5	(751)	2,675
Davenport, Iowa	3,110	533	—	5	(260)	3,388
	7,721	4,688	14,400	23	(8,654)	18,178

Total Operating Properties	37,217	17,316	30,549	63	(8,170)	76,975
Corporate and Other	(11,113)	608	1,979	1,326	—	(7,200)
Total	$26,104	$17,924	$32,528	$1,389	$(8,170)	$69,775

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Twelve Months Ended April 28, 2013
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Valuation Charges (3)	Preopening and Financing (4)	Adjusted EBITDA (1)
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$9,270	$10,070	$20	$—	$—	$19,360
Kansas City, Missouri	13,275	4,012	14	—	—	17,301
Boonville, Missouri	24,004	3,545	22	—	—	27,571
Cape Girardeau, Missouri	(5,135)	5,572	10	—	4,050	4,497
Bettendorf, Iowa	13,995	6,948	16	—	—	20,959
Marquette, Iowa	3,718	1,901	15	—	—	5,634
Waterloo, Iowa	21,544	5,026	22	—	—	26,592
Black Hawk, Colorado	20,109	8,837	43	—	—	28,989
Pompano, Florida	19,396	7,252	28	—	—	26,676
Nemacolin, Pennsylvania	(1,715)	—	—	—	1,715	—
	118,461	53,163	190	—	5,765	177,579
Properties Impacted by Flooding
Natchez, Mississippi	(14,667)	1,539	19	16,000	—	2,891
Lula, Mississippi	(29,815)	6,098	21	34,100	—	10,404
Vicksburg, Mississippi	1,184	4,664	19	—	—	5,867
Caruthersville, Missouri	2,832	3,361	21	—	—	6,214
Davenport, Iowa	6,492	2,255	21	—	—	8,768
	(33,974)	17,917	101	50,100	—	34,144

Total Operating Properties	84,487	71,080	291	50,100	5,765	211,723
Corporate and Other	(35,534)	2,339	4,788	—	1,478	(26,929)
Total	$48,953	$73,419	$5,079	$50,100	$7,243	$184,794

	Twelve Months Ended April 29, 2012
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Valuation and Other Charges (3)	Preopening	Adjusted EBITDA (1)
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$(4,478)	$9,291	$38	$16,149	$—	$21,000
Kansas City, Missouri	13,902	3,997	11	—	—	17,910
Boonville, Missouri	26,018	3,481	45	—	—	29,544
Cape Girardeau, Missouri	(615)	—	—		615	—
Bettendorf, Iowa	12,793	8,122	21	—	—	20,936
Marquette, Iowa	4,169	1,791	25	—	—	5,985
Waterloo, Iowa	20,399	6,573	37	—	—	27,009
Black Hawk, Colorado	17,468	10,953	40	—	—	28,461
Pompano, Florida	17,393	10,539	24	—	—	27,956
	107,049	54,747	241	16,149	615	178,801
Properties Impacted by Flooding
Natchez, Mississippi	6,478	1,536	25	—	—	8,039
Lula, Mississippi	(4,729)	6,590	45	14,400	—	16,306
Vicksburg, Mississippi	4,145	5,067	10	—	—	9,222
Caruthersville, Missouri	4,497	3,395	26	—	—	7,918
Davenport, Iowa	8,261	2,202	26	—	—	10,489
	18,652	18,790	132	14,400	—	51,974

Total Operating Properties	125,701	73,537	373	30,549	615	230,775
Corporate and Other	(41,318)	2,513	7,269	1,979	—	(29,557)
Total	$84,383	$76,050	$7,642	$32,528	$615	$201,218

Isle of Capri Casinos, Inc.

Reconciliation of Income (Loss) From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012
Income (loss) from continuing operations	$(45,391)	$(13,478)	$(45,990)	$(17,383)
Income tax provision	6,898	17,502	6,732	15,119
Derivative (income) expense	(216)	(187)	(748)	(439)
Interest income	(96)	(199)	(502)	(819)
Interest expense	25,036	22,466	89,461	87,905
Depreciation and amortization	20,357	17,924	73,419	76,050
Stock-based compensation	1,013	1,389	5,079	7,642
Valuation charges and other (3)	50,100	32,528	50,100	32,528
Preopening expense	1,446	484	5,765	615
Financing expense (4)	—	—	1,478	—
Insurance recoveries (2)	—	(8,654)	—	—
Adjusted EBITDA (1)	$59,147	$69,775	$184,794	$201,218

Isle of Capri Casinos, Inc.

Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income (Loss) and GAAP Net Income (Loss) Per Share to Adjusted Net Income (Loss) Per Share

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012
GAAP net income (loss)	$(45,391)	$(124,791)	$(47,569)	$(129,753)
Insurance recoveries (2)	—	(8,654)	—	—
Valuation charges and other (3)	50,100	32,528	50,100	32,528
Financing costs (4)	2,236	—	4,742	—
Preopening	1,446	484	5,765	615
Adjustment for taxes on above items (5)	—	(3,790)	—	(7,251)
Tax valuation allowance	758	8,742	758	8,742
Discontinued operations	—	111,313	1,579	112,370
Adjusted net income	$9,149	$15,832	$15,375	$17,251

GAAP net income (loss)	$(1.15)	$(3.20)	$(1.21)	$(3.35)
Insurance recoveries (2)	—	(0.22)	—	—
Valuation charges and other (3)	1.27	0.83	1.27	0.84
Financing costs (4)	0.06	—	0.12	—
Preopening	0.04	0.01	0.15	0.02
Adjustment for taxes on above items (5)	—	(0.10)	—	(0.19)
Tax valuation allowance	0.02	0.22	0.02	0.23
Discontinued operations	—	2.85	0.04	2.90
Adjusted net income per share	$0.24	$0.39	$0.39	$0.45

(1)         Adjusted EBITDA is “earnings before interest and other non-operating income (expense), income taxes, stock-based compensation, preopening expense, valuation charges and other unusual items (see Note 4 below) and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and they are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.  A reconciliation of Adjusted EBITDA to operating income is included in the financial schedules accompanying this release.

Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenues before insurance recoveries.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation expenses, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.

(2)         We have received insurance recoveries related to our flood claims associated with the flooding along the Mississippi River in the first quarter of fiscal 2012.

(3)         Valuation charges in the fourth quarter and fiscal 2013 consist of goodwill impairment charges of $34.1 million at our Lula property and $16.0 million at our Natchez property. Valuation charges and other in the fourth quarter and fiscal 2012 consists of a goodwill impairment charge at our Lula property of $14.4 million, a charge of $16.1 million at our Lake Charles property related to the sale of our smaller riverboat and associated gaming license, and a charge of $2.0 million at Corporate in connection with a legal judgment.

(4)         Financing charges relate to non-capitalizable fees of $1.5 million associated with the tender offer of our 7% Senior Subordinated Notes during fiscal 2013, recorded in Corporate and development expenses, and the non-cash write-off of deferred financing costs of $2.2 million and $3.3 million during the fourth quarter and fiscal 2013, respectively, related to debt refinancing and recorded in interest expense.

(5)         Because of our tax valuation allowances, there is no adjustment for income taxes on the above items during fiscal 2013.